Exhibit (d)(i)

AGREEMENT

This Agreement is entered into as of May 12, 2021 (this “Agreement” (including the exhibits hereto), by and between Saba Capital Management, L.P. (“Saba”) and Eaton Vance Management (the “Adviser” and, together with Saba, the “Parties” and, individually, a “Party”).

WHEREAS, the Eaton Vance Senior Income Trust (EVF) (the “Fund”) is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act);

WHEREAS, the Adviser serves as the Fund’s adviser pursuant to a management agreement between the Fund and the Adviser; and

WHEREAS, as of the close of business on May 12, 2021, Saba may be deemed to be the beneficial owner (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of, in the aggregate, 8,043,774 shares of common stock of the Fund, $0.01 par value (“Common Shares”), which includes Common Shares held by one or more private funds and accounts managed by Saba (the “Saba Private Funds”) and an open- end management investment company registered under the 1940 Act (the “ETF”) for which Saba serves as a sub-adviser. For the avoidance of doubt, the ETF is not a party to, is not restricted by and is not governed by, the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Tender Offer by the Fund

1.1                                        On the basis of the representations, warranties and agreements set forth herein and subject to performance by each Party of its respective covenants and other obligations hereunder and the other conditions set forth herein:

(a)                   The Adviser has recommended to the Fund’s Board of Trustees (the “Board”), and the Board has authorized the Fund, subject to the execution of this Agreement by all Parties, to conduct a conditional tender offer to purchase for cash 60% (the “Maximum Amount”) of its outstanding Common Shares (the “Tender Offer”). The Tender Offer shall include the following terms: (i) holders of Common Shares shall have the opportunity to tender some or all of their Common Shares at a price equal to 99% of the Fund’s net asset value per share (“NAV”) as determined as of the close of the regular trading session of the New York Stock Exchange (the “NYSE”) on the expiration date of the Tender Offer or, if the Tender Offer is extended, on the day to which the Tender Offer is extended, (ii) the Fund shall purchase Common Shares tendered and not withdrawn on a prorated basis up to the Maximum Amount if greater than the Maximum Amount of Common Shares are properly tendered and not properly withdrawn, (iii) the consideration to be paid by the Fund for Common Shares purchased under the Tender Offer shall consist solely of cash and (iv) if less than the Maximum Amount of Common Shares have been properly tendered and not withdrawn, then the Fund shall only be obligated to purchase such amount of Common Shares actually tendered. Notwithstanding anything contained in this Agreement to the contrary, in no event shall the Tender Offer commence prior to the date that a new investment advisory agreement for the Fund with the Adviser substantially in the form attached as Exhibit A is approved by the vote of a majority of the outstanding voting securities of the Fund as defined in the 1940 Act (the “Change of Control Approval”). The Tender Offer shall commence within 30 days following the Change of Control Approval and the Fund shall pay the proceeds of the Tender Offer within fifteen (15) business days after the completion of the Tender Offer.

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(b)                   The Tender Offer shall not provide for preferential treatment for any shareholders of the Fund.

(c)                   The Tender Offer shall require odd lot tenders to be subject to the same proration terms as tenders of 100 shares or more.

(d)                   Notwithstanding any commitment to conduct the Tender Offer under the circumstances set forth above, the Fund will not commence the Tender Offer or accept tenders of the Fund’s Common Shares during any period when (i) such transactions, if consummated, would, upon advice of counsel and determined by the Fund and counsel in good faith: (A) result in the delisting of the Fund’s shares from the NYSE or (B) impair the Fund’s status as a regulated investment company under the Internal Revenue Code of 1986, as amended (which would make the Fund a taxable entity, causing the Fund’s income to be taxed at the fund level in addition to the taxation of shareholders who receive distributions from the Fund); or (ii) there is any (A) legal or regulatory action or proceeding instituted or threatened in writing challenging such transaction, (B) suspension of or limitation on prices for trading securities generally on the NYSE or other national securities exchange(s), including the Nasdaq Stock Market and the NYSE MKT LLC or (C) declaration of a banking moratorium by federal or state authorities or any suspension of payment by banks in the United States, Massachusetts or New York State. In the event of a delay pursuant to either of clauses (i) or (ii) above or a determination not to conduct the tenders set forth herein, the Fund will (x) provide, within three (3) calendar days, written notice to Saba of any such determination not to conduct or delay the Tender Offer pursuant to this Section 1.1(d), in each case, together with a detailed analysis of the reason for such determination and reasonable support for such determination and (y) in the event of a delay, the Fund will commence the Tender Offer as soon as practicable and not later than 10 days after the termination of such delaying event.

(e)                   Other than in connection with regularly scheduled distributions under a dividend reinvestment plan, the Fund shall not issue any Common Shares or any securities exchangeable or convertible into Common Shares prior to the payment of the Tender Offer proceeds.

(f)	The Adviser has recommended to the Fund’s Board of

Trustees (the “Board”), and the Board has authorized the Fund, subject to the execution of this Agreement by all Parties, to conduct up to three additional conditional tender offers (each a “Subsequent Tender Offer”) subject to the following terms: (i) in calendar year 2022, the Fund will conduct a tender offer to purchase for cash up to 10% of its then outstanding Common Shares prior to December 31, 2022 if the average discount to the Fund’s NAV from January 2022 through August 2022 exceeds 10% based on the Fund’s volume-weighted average market price and NAV on business days during the period; (ii) in calendar year 2023, the Fund will conduct a tender offer to purchase for cash up to 10% of its then outstanding Common Shares prior to December 31, 2023 if the average discount to the Fund’s NAV from January 2023 through August 2023 exceeds 10% based on the Fund’s volume-weighted average market price and NAV on business days during the period; (iii) in calendar year 2024, the Fund will conduct a tender offer to purchase for cash up to 10% of its then outstanding Common Shares prior to December 31, 2024 if the average discount to the Fund’s NAV from January 2024 through August 2024 exceeds 10% based on the Fund’s volume-weighted average market price and NAV on business days during the period; (iv) each Subsequent Tender Offer shall provide holders of Common Shares with the opportunity to tender some or all of their Common Shares at a price equal to 98% of the Fund’s NAV as determined as of the close of the regular trading session of the NYSE on the expiration date of the Subsequent Tender Offer or, if the Subsequent Tender Offer is extended, on the date to which the Subsequent Tender Offer is extended; (v) in connection with each Subsequent Tender Offer, the Fund shall purchase Common Shares tendered and not withdrawn on a prorated basis up to 10% of the Fund’s then outstanding Common Shares if greater than 10% of the Common Shares are properly tendered and not properly withdrawn, (vi) the consideration to be paid by the Fund for Common Shares purchased in any Subsequent Tender Offer shall consist solely of

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cash, (vii) if less than 10% of the Common Shares are properly tendered and not withdrawn in connection with any Subsequent Tender Offer, the Fund shall only be obligated to purchase such amount of Common Shares actually tendered, and (viii) notwithstanding any commitment to conduct a Subsequent Tender Offer under the circumstances set forth in this Section 1.1(f), the Fund will not commence a Subsequent Tender Offer or accept tenders of the Fund’s Common Shares during any period described in 1.1(d) above, provided that the Fund will commence the Subsequent Tender Offer as soon as practicable and not later than 20 days after the termination of such delaying event.

1.2                                    Saba agrees to tender, or cause to be tendered, all but one of the Common Shares of which Saba or its Affiliates (as defined below) or a Saba Entity (as defined below and excluding the ETF) is the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) in the Tender Offer and in any Subsequent Tender Offers, including, but not limited to, all of the Common Shares then owned by Saba and the Saba Private Funds and excluding the ETF. Notwithstanding the foregoing, if Saba and/or the Saba Entities would be required to disgorge their profits in respect of certain Common Shares pursuant to Section 16(b) of the Securities Exchange Act of 1934 if such Common Shares were tendered in the Tender Offer or a Subsequent Tender Offer, as the case may be, Saba and the Saba Entities shall not be obligated to tender its Common Shares. Saba represents that, as of the date of this Agreement, Saba and the Saba Parties do not own any Common Shares of the Fund that would or potentially could be subject to disgorgement of profits if the Tender Offer is completed in accordance with Section 1.1(a), and covenants that Saba and the Saba Entities will not acquire any additional Common Shares prior to completion of the Tender Offer.

Section 2. Additional Agreements

2.1                              Saba covenants and agrees that from the execution of this Agreement until the Agreement is terminated pursuant to Section 4, it will not, and will cause its respective principals, directors, general partners, members, officers, employees, agents (acting on Saba’s behalf), affiliated persons (as defined in the 1940 Act and which, for the avoidance of doubt, shall exclude the ETF but shall include (without limitation) any account or other pooled investment vehicle now or in the future managed, advised or sub-advised by Saba or its affiliated persons) and representatives under Saba’s control (all such persons, collectively, the “Saba Entities”), and any other persons controlled by or under common control with Saba, Saba Capital Management GP, LLC or Boaz R. Weinstein (which shall not include the ETF) (such other persons, “Affiliates”), not to, directly or indirectly, alone or in concert with others (including, by directing, requesting or suggesting that any other person take any of the actions set forth below), unless specifically permitted in writing in advance by the Fund and the Adviser, take any of the actions with respect to the Fund as set forth below:

(a)                   effect, seek, offer, engage in, propose (whether publicly or otherwise and whether or not subject to conditions) or cause, participate in or act to, or assist any other person to effect, seek, engage in, offer or propose (whether publicly or otherwise) or cause, participate in or act to (other than as specifically contemplated by this Agreement):

(i)                                         any “solicitation” of “proxies” or become a “participant” in any such “solicitation” as such terms are defined in Regulation 14A under the Exchange Act, including any otherwise exempt solicitation pursuant to clause (iv) of Rule 14a- 1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b), in each case, with respect to securities of the Fund (including, without limitation, any solicitation of consents to act by written consent or call a special meeting of shareholders);

(ii)                                     knowingly encourage or advise any other person or knowingly assist or act to assist any person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote (other than such encouragement or advice that is consistent with the Board’s and/or Adviser’s recommendation with respect to the Fund in connection with such matter or encouragement or advice solely amongst Saba, the Saba Entities and the Affiliates) with respect to the Fund;

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(iii)                                engage, directly or indirectly, in any short sale that derives substantially all of its value from a decline in the market price of the Fund (for the avoidance of doubt, Saba and its Affiliates may short sell broad based indices);

(b)                   form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act and Rule 13d-5(b)(1) thereunder) (other than a group that consists solely of members of Saba, the Saba Entities and the Affiliates) with respect to the activities described in Sections 2.1(a)(i), 2.1(a)(ii) or 2.1(a)(iii);

(c)                   deposit any securities of the Fund in any voting trust or subject any securities of the Fund to any arrangement or agreement with respect to the voting of the securities of the Fund, including, without limitation, lend any securities of the Fund to any person or entity for the purpose of allowing such person or entity to vote such securities in connection with any shareholder vote or consent of the Fund or to sell such securities, other than any such voting trust, arrangement or agreement solely among the members of Saba, the Saba Entities and the Affiliates;

(d)                   seek, alone or in concert with others, (i) election or appointment to, or representation on, the Board of the Fund, or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board of the Fund, or (ii) the removal or resignation of any member of the Board of the Fund, or knowingly encourage any such actions in clause (i) or (ii) specifically with regard to the Fund;

(e)                   make any proposal for consideration by shareholders at any annual or special meeting of shareholders of the Fund (pursuant to Rule 14a-8 under the Exchange Act or otherwise), or take any action (other than in accordance with this Section 2.1 and Section 2.2) with respect to any shareholder proposal or written consent submitted prior to the date of this Agreement or during the period from the execution of this Agreement until the Agreement is terminated pursuant to Section 4;

(f)                     make a request for a shareholder list or other books and records of the Fund under Massachusetts or New York law or any other statutory or regulatory provision;

(g)                   seek to control or publicly influence the Adviser with respect to the Fund, the Board of the Fund or policies of the Fund;

(h)                    make any public proposal with respect to (i) any change in the number or term of directors or the filling of any vacancies on the Board of the Fund, (ii) any change in the capitalization, share purchase program, dividend policy or distribution policy of the Fund, (iii) any other material change in the Fund’s management, business or corporate structure with respect to the Fund, or (iv) any waiver, amendment or modification to the charter or bylaws of the Fund;

(i)                    enter into any negotiations, arrangements or understandings with any person with respect to any of the foregoing, or advise, knowingly assist or knowingly encourage others to take any action with respect to any of the foregoing; or

(j)                   publicly request (x) that the Fund, the Board of the Fund or any of their respective representatives amend or waive any provision of this Section 2.1 (including this sentence) or (y) the Board of the Fund to specifically invite Saba, the Saba Entities or the Affiliates to take any of the actions prohibited by this Section 2.1.

Nothing herein shall be deemed to prohibit Saba, the Saba Entities and the Affiliates from communicating privately with the directors, officers, and advisors of the Fund (including the Adviser) so long as such private communications would not be reasonably determined to trigger

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public disclosure obligations for any Party. In addition, the covenants set forth in this Section 2.1 shall not be deemed to prevent the voting of any Common Shares held by the ETF proportionately in accordance with the method prescribed in the second clause of Section 12(d)(1)(E)(iii)(aa) of the 1940 Act (“Mirror Voting”) in accordance with the proxy voting policy of the ETF.

2.2                Saba covenants and agrees that it will, and will cause the Saba Entities and the Affiliates (except, for the avoidance of doubt, the ETF) to:

(a)                  appear by proxy or otherwise at any meeting of shareholders of the Fund (including any postponements or adjournments thereof) related to the Change of Control Approval, and (i) cause all shares it and the Saba Entities beneficially own as of the record date for such meeting to be counted as present thereat for purposes of a quorum and (ii) vote or cause to be voted at such meeting all of the shares Saba, the Saba Entities and the Affiliates beneficially own as of the record date for such meeting (except, for the avoidance of doubt, for the ETF) in favor of the Change of Control Approval.

(b)               during the period from the execution of this Agreement until the Agreement is terminated pursuant to Section 4, appear by proxy or otherwise at any meeting of shareholders of the Fund (including any postponements or adjournments thereof) at which shareholders of the Fund are being asked to consider a proposal recommended by the Fund Board to merge or otherwise reorganize the Fund into another registered investment company for which the Adviser serves as investment adviser (“Reorganization”), and (i) cause all shares it and the Saba Entities beneficially own as of the record date for such meeting to be counted as present thereat for purposes of a quorum, and (ii) vote or cause to be voted at such meeting all of the shares Saba, the Saba Entities and the Affiliates beneficially own as of the record date for such meeting (except, for the avoidance of doubt, for the ETF) in favor of such Reorganization. For the avoidance of doubt, except as set forth in Section 2.2(a) and (b), nothing in this Agreement shall require Saba, the Saba Entities and the Affiliates to vote or cause to be voted at any meeting or otherwise or requires Saba, the Saba Entities and the Affiliates to vote or cause to be voted in any specific direction (including being present for purposes of the calculation of quorum).

2.3                Upon the written request of the Fund, which shall be no more frequently than once each fiscal year of the Fund, Saba will notify the Fund in writing of the number of Common Shares beneficially owned by Saba, the Saba Entities and the Affiliates. Saba shall take all actions practical to prevent its present and future general partners, members, directors, officers, the Saba Entities and the Affiliates from engaging in conduct otherwise prohibited by this Agreement.

2.4	Saba represents and warrants as follows:

(a)                  It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby.

(b)                This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against Saba in accordance with its terms.

(c)                The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

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(d)                Saba beneficially owns, directly or indirectly, and has the power to vote all the Common Shares as described in the recitals to this Agreement (except for shares of the ETF, which shall be subject to Mirror Voting in accordance with the proxy voting policies presently in place at the ETF), and its ownership of Common Shares has at all times complied with applicable provisions of the 1940 Act.

(e)                As of the date hereof, neither Saba nor any of the Saba Entities or the Affiliates is a party to any derivative securities, including without limitation any swap or hedging transactions or other derivative agreement, or any securities lending or short sale arrangements, of any nature with respect to the Common Shares.

2.5	The Adviser represents and warrants as follows:

(a)                  It has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement.

(b)                  This Agreement has been duly and validly authorized, executed and delivered by it and is enforceable against it in accordance with its terms.

(c)                  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not contravene any provision of law applicable to it.

(d)            The Fund Board has taken all of the actions ascribed to it in this Agreement.

2.6           The Adviser covenants and agrees that, following the certification by the Fund’s inspector of election of the Change of Control Approval, the Adviser will promptly pay to Saba or the Affiliates, in reimbursement of its proxy solicitation costs for the proxy contest for the Fund, cash in the amount of $75,000 by wire in accordance with separate written instructions to be provided by Saba.

2.7.       This Agreement is the result of an arms-length, good faith compromise and shall never at any time, for any purpose, be considered as an admission or evidence of liability or the absence of liability of any Party.

Section 3. Public Announcement

3.1                                   No later than one business day following the date of this Agreement, (a) the Fund shall issue one press release substantially in the form attached as Exhibit B (the “Fund Press Release”) and (b) Saba shall issue one press release substantially in the form attached as Exhibit C (the “Saba Press Release” and, together with the Fund Press Release, the “Press Releases”), and no party shall make any public statement inconsistent with the Press Releases during the period from the date this Agreement is executed until the termination of this Agreement, as described in Section 4. No party shall issue additional press releases in connection with this Agreement or the actions contemplated hereby without the prior written consent of the other party except as provided below. Nothing in this Agreement shall limit or prevent (a) any Party from taking any action required by any governmental or regulatory authority (except to the extent such requirement arose by discretionary acts by any Party), including without limitation any statements, filings, notices or announcements made in the context of an issuer tender offer conducted under Section 13(e)(1) of, or pursuant to Schedule TO under, the Exchange Act, (b) the Fund or the Adviser from issuing any press releases or other communications relating to the Tender Offer or any Subsequent Tender Offer, (c)  any Party from making any factual statement that is required in any compelled testimony or production of information, either by legal process, by subpoena or as part of a response to a request for

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information from any governmental authority with jurisdiction over such Party or as otherwise legally required, (d) any Party from making any factual statement in the pending litigation captioned Eaton Vance Senior Income Trust v. Saba Capital Master Fund, Ltd., No. 2084-cv-01533 (Mass. Sup. Ct.) (the “Massachusetts Litigation”), and (e) any Party from communicating privately with their respective investors, prospective investors and governance boards regarding the terms of this Agreement.

3.2                                   Following the issuance of the Press Releases, Saba shall promptly prepare and file an amendment to their applicable Schedule 13D filed with the U.S. Securities and Exchange Commission (“SEC”) for the Fund reporting the entry into this Agreement (which will not contain any statement inconsistent with the Press Releases and the Item 4 disclosure set forth therein will be in a form materially consistent with the draft previously provided to the Fund). Saba shall also file a copy of this Agreement or a summary thereof as an exhibit to the Schedule 13D amendment.

3.3                                Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that, prior to the payment of the proceeds of the Tender Offer referenced in Section 1.1(a), the Fund may not effect a merger, reorganization with another registered investment company for which the Adviser or its affiliates (or with any other funds that are managed or advised by a successor adviser) serves as investment adviser (whether or not the Fund is the surviving company) nor issue additional shares. The Parties acknowledge and agree that the Fund may merge or reorganize with another registered investment company for which the Adviser or their affiliates (or with any other funds that are managed or advised by a successor adviser) serves as investment adviser (whether or not the Fund is the surviving company) at any time after the payment of the Tender Offer proceeds. The Fund will ensure that any such merger or reorganization effected with the Fund will be effected in a manner that binds the surviving company to all provisions of this Agreement.

Section 4. Termination

4.1                Notwithstanding anything herein to the contrary, if the Fund fails to complete the Tender Offer referenced in Section 1.1(a) and distribute the proceeds in cash to the participating shareholders within fifteen (15) business days after the completion of the Tender Offer, if the Fund fails to complete any Subsequent Tender Offer that it is obligated to undertake pursuant Section 1.1(f) and distribute the proceeds in cash to participating shareholders by December 31 of the calendar year in which the Subsequent Tender Offer is triggered pursuant to Section 1.1(f), or if the Adviser fails to make the payment pursuant to Section 2.6, this Agreement shall no longer be binding on Saba, the Saba Entities or the Affiliates, and Saba reserves all rights to seek appropriate relief.

4.2                Otherwise, this Agreement shall remain in full force and effect until the earlier of:

(a)             if the Fund is required to undertake a Subsequent Tender Offer in calendar year 2024 pursuant to Section 1.1(f), the date the proceeds of such Subsequent Tender Offer are paid to shareholders or, if no Subsequent Tender Offer is triggered in 2024, December 31, 2024;

(b)             such other date as may be established by mutual written agreement of the Fund, the Adviser and Saba;

(c)                if the Change of Control Approval is abandoned by the Fund Board or is not obtained prior to the expiration of the term of the Fund’s Interim Investment Advisory Agreement dated March 1, 2021, the date of such abandonment or term expiration;

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(d)             upon ten (10) business days’ prior written notice by either party to this Agreement (the Non-Breaching Party”) to the other party (the “Breaching Party”) following any such material breach of this Agreement by the other Breaching Party if such breach has not been cured within such notice period, provided that the Non-Breaching Party is not in material breach of this Agreement at the time such notice is given.

4.3                            Survival. This Section 4.3 and Section 5 will survive the termination of this Agreement. No termination pursuant to Section 4.1 or Section 4.2(d) relieves any Party from liability for any breach of this Agreement prior to such termination.

Section 5. Miscellaneous

5.1                             Specific Performance. Each Party hereto hereby acknowledges and agrees that irreparable harm will occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek specific performance hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in The Commonwealth of Massachusetts, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived. All rights and remedies under this Agreement are cumulative, not exclusive, and will be in addition to all rights and remedies available to any Party at law or in equity.

5.2                             Jurisdiction; Venue; Waiver of Jury Trial. The Parties hereto hereby irrevocably and unconditionally consent to and submit to the jurisdiction of the state or federal courts in The Commonwealth of Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby, in the state or federal courts in The Commonwealth of Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

5.3                             Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties hereto. This Agreement supersedes all previous negotiations, representations and discussions by the Parties hereto concerning the subject matter hereof, and integrates the whole of all of their agreements and understanding concerning same. No prior oral representations or undertakings concerning the subject matter hereof will operate to amend, supersede, or replace any of the terms or conditions set forth in this Agreement, nor will they be relied upon.

5.4                             Section Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement.

5.5                             Notice. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto will be validly given, made or served, if in writing and sent by email, with a copy by personal delivery, certified mail, return receipt requested, or by overnight courier service to:

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If to the Adviser, to:

Eaton Vance Management

Two International Place, Boston, MA 02110

Attention: Maureen A. Gemma, Vice President

With a copy to Rick Froio, Chief Compliance Officer

If to Saba, to:

Saba Capital Management, L.P.

405 Lexington Avenue, 58th Floor

New York, NY 10174

Attention: Michael D’Angelo

Email: Michael.D’Angelo@sabacapital.com

5.6                             Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining provisions of this Agreement or affecting the validity or enforceability of any provisions of this Agreement in any other jurisdiction. In addition, the Parties agree to use their reasonable commercial efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such term, provision, covenant or restriction that is held invalid, void or unenforceable by a court of competent jurisdiction.

5.7                             Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of The Commonwealth of Massachusetts, without regard to the conflict of law principles thereof.

5.8                             Binding Effect; No Assignment. This Agreement will be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties hereto and those categories of persons specifically enumerated herein, or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No Party to this Agreement may, directly or indirectly, assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other Parties. Any such attempted assignment will be null and void.

5.9                         Amendments; Waivers. No provision of this Agreement may be amended other than by an instrument in writing signed by the Parties hereto, and no provision hereof may be waived other than by an instrument in writing signed by the Party against whom enforcement is sought.

5.10                         Receipt of Adequate Information; No Reliance; Representation by Counsel. Each party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party by reason of the foregoing shall have no application and is expressly waived. The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

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5.11                         Counterparts; Electronic Execution. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or other electronic means shall be effective as delivery of a manually executed counterparty hereof.

5.12                        Expenses. Except as set forth in Section 2.6, all attorneys’ fees, costs and expenses incurred in connection with this Agreement and all matters related hereto will be paid by the party incurring such fees, costs or expenses.

[Signature Pages Follow]

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In Witness Whereof, the Parties hereto have executed this Agreement as of the date first above written.

Eaton Vance Management

By:	/s/ Maureen A. Gemma
Name:	Maureen A. Gemma
Title:	Vice President

Saba Capital Management, L.P.

By:	/s/ Michael D’Angelo
Name:	Michael D’Angelo

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Exhibit A – Form of Investment Advisory Agreement

EATON VANCE SENIOR INCOME TRUST

INVESTMENT ADVISORY AGREEMENT

AGREEMENT made as of this [xx] day of [MONTH], [YEAR], between Eaton Vance Senior Income Trust, a Massachusetts business trust (the “Trust”), and Eaton Vance Management, a Massachusetts business trust (the “Adviser”).

1.       Duties of the Adviser. The Trust hereby employs the Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Trust and to administer its investment affairs, subject to the supervision of the Trustees of the Trust, for the period and on the terms set forth in this Agreement.

(a)        The Adviser hereby accepts such employment, and undertakes to afford to the Trust the advice and assistance of the Adviser’s organization in the choice of investments and in the purchase and sale of securities for the Trust and to furnish for the use of the Trust office space and all necessary office facilities, equipment and personnel for servicing the investments of the Trust and for administering its investment affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Adviser’s organization and all personnel of the Adviser performing services relating to research and investment activities. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)       The Adviser shall provide the Trust with such investment management and supervision as the Trust may from time to time consider necessary for the proper supervision of the Trust’s investments. As investment adviser to the Trust, the Adviser shall furnish continuously an investment program and shall determine from time to time what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Trust’s assets shall be held uninvested, subject always to the applicable restrictions of the Declaration of Trust, By-Laws and registration statement of the Trust under the Investment Company Act of 1940, as amended (the “1940 Act”). The Adviser is authorized, in its discretion and without prior consultation with the Trust, to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives and investment instruments on behalf of the Trust. Should the Trustees of the Trust at any time, however, make any specific determination as to investment policy for the Trust and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Trust, all actions that it deems necessary or desirable to implement the investment policies of the Trust.

(c)       The Adviser shall place all orders for the purchase or sale of portfolio investments for the account of the Trust either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by the Adviser, and, to that end, the Adviser is authorized, as the agent of the Trust, to give instructions to the custodian of the Trust as to deliveries of investments and payments of cash for the account of the Trust. In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, the Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Trust and (when a disclosed commission is

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being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Trust, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Adviser and the Adviser is expressly authorized to cause the Trust to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Adviser and its affiliates have with respect to the Trust and to other accounts over which they exercise investment discretion.

(d)       Notwithstanding the foregoing, the Adviser shall not be deemed to have assumed any duties with respect to, and shall not be responsible for, the distribution of shares of the Trust, nor shall the Adviser be deemed to have assumed or have any responsibility with respect to functions specifically assumed by any transfer agent, administration, custodian or shareholder servicing agent of the Trust.

2.       Compensation of the Adviser. For the services, payments and facilities to be furnished hereunder by the Adviser, the Adviser shall be entitled to receive from the Trust the compensation described on Appendix A hereto.

3.       Allocation of Charges and Expenses. The Adviser shall pay the entire salaries and fees of all of the Trust’s Trustees and officers employed by the Adviser and who devote part or all of their time to the affairs of the Adviser, and the salaries and fees of such persons shall not be deemed to be expenses incurred by the Trust for purposes of this Section 3. Except as provided in the foregoing sentence, it is understood that the Trust will pay all expenses other than those expressly stated to be payable by the Adviser hereunder, which expenses payable by the Trust shall include, without implied limitation (i) expenses of maintaining the Trust and continuing its existence; (ii) registration of the Trust under the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees, (vii) expenses of listing shares of the Trust with a stock exchange, and expenses of issue, sale, repurchase and redemption (if any) of shares of the Trust, including expenses of conducting tender offers for the purpose of repurchasing Trust shares; (viii) fees and expenses of registering, qualifying, and maintaining the Trust and its shares under applicable federal and state securities laws and of preparing and filing registration statements, other offering statements or memoranda, and other reports, forms, and documents required to be filed by the Trust with the Securities and Exchange Commission (the “SEC”) and any other regulatory body, and for printing and distributing the same to shareholders; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi) insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Trust (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Trust; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to the Trust or shareholders approved by the Trustees of the Trust; (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser’s organization; (xviii) any pricing or valuation services employed by the Trust to value its investments including primary and comparative valuation services; (xix) any

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investment advisory, sub-investment advisory, or similar management fee payable by the Trust; (xx) all expenses incurred in connection with the Trust’s use of a line of credit, other borrowings or leverage; and (xxi) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers and shareholders with respect thereto.

4.       Other Interests. It is understood that Trustees and officers of the Trust and shareholders of the Trust are or may be or become interested in the Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Adviser are or may be or become similarly interested in the Trust, and that the Adviser may be or become interested in the Trust as a shareholder or otherwise. It is also understood that trustees, officers, employees and shareholders of the Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Adviser may organize, sponsor or acquire, or with which it may merge or consolidate, and which may include the words “Eaton Vance” or any combination thereof as part of their name, and that the Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

5.       Limitation of Liability of the Adviser. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Adviser, the Adviser shall not be subject to liability to the Trust or to any shareholder of the Trust for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding or disposition of any security or other investment.

A copy of the Declaration of Trust of the Adviser is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Adviser by an officer in his or her capacity as an officer and not individually. The Trust expressly acknowledges the provisions in the Declaration of Trust of the Adviser limiting the personal liability of the trustees, officers, and shareholders of the Adviser, and the Trust hereby agrees that it shall have recourse to the Adviser for payment of claims or obligations as between the Adviser and the Trust arising out of this Agreement and shall not seek satisfaction from the trustees, officers, or shareholders of the Adviser.

6.       Sub-Investment Advisers. The Adviser may employ one or more sub-investment advisers from time to time to perform any of the Adviser’s duties under this Agreement, upon such terms and conditions as may be agreed upon between the Adviser and such sub-investment adviser and approved by the Trustees of the Trust, all as permitted by the 1940 Act. The performance of each such sub-investment adviser of its obligation under any such agreement shall be supervised by the Adviser. Further, the Adviser may, with the approval of the Trustees of the Trust and without the vote of any shareholders of the Trust, terminate any agreement with any sub-investment adviser and/or enter into an agreement with one or more other sub-investment advisers, all as permitted by the 1940 Act and the rules thereunder. In the event a sub-investment adviser is employed, the Adviser retains the authority to immediately assume responsibility for any functions delegated to a sub-investment adviser, subject to approval by the Board and notice to the sub-investment adviser.

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7.       Duration and Termination of this Agreement. This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually: (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Trust and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Adviser or the Trust cast in person at a meeting called for the purpose of voting on such approval.

Either party hereto may, at any time on sixty (60) days’ prior written notice to the other, terminate this Agreement without the payment of any penalty, by action of Trustees of the Trust or the trustees of the Adviser, as the case may be, and the Trust may, at any time upon such written notice to the Adviser, terminate this Agreement by vote of a majority of the outstanding voting securities of the Trust. This Agreement shall terminate automatically in the event of its assignment.

8.       Amendments of the Agreement. This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

9.       Limitation of Liability of Trustees and Officers of the Trust. A copy of the Declaration of Trust of the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trust by an officer in his or her capacity as an officer and not individually. The Adviser expressly acknowledges the provisions in the Declaration of Trust of the Trust limiting the personal liability of the Trustees, officers, and shareholders of the Trust, and the Adviser hereby agrees that it shall have recourse to the Trust for payment of claims or obligations as between the Trust and the Adviser arising out of this Agreement and shall not seek satisfaction from the Trustees, officers, or shareholders of the Trust or any Trustee, officer, or shareholder of the Trust.

10.       Use of the Name “Eaton Vance”. The Adviser hereby consents to the use by the Trust of the name “Eaton Vance” as part of the Trust’s name; provided, however, that such consent shall be conditioned upon the employment of the Adviser or one of its affiliates as the investment adviser of the Trust. The name “Eaton Vance” or any variation thereof may be used from time to time in other connections and for other purposes by the Adviser and its affiliates and other investment companies that have obtained consent to the use of the name “Eaton Vance”. The Adviser shall have the right to require the Trust to cease using the name “Eaton Vance” as part of the Trust’s name if the Trust ceases, for any reason, to employ the Adviser or one of its affiliates as the Trust’s investment adviser. Future names adopted by the Trust for itself, insofar as such names include identifying words requiring the consent of the Adviser, shall be the property of the Adviser and shall be subject to the same terms and conditions.

11.        No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

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12.       Non-Exclusive Services. The services of the Adviser to the Trust are not to be deemed to be exclusive, the Adviser being free to render services to others and engage in other business activities. It is understood that the Adviser and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that the Adviser or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with or be adverse to advice given or taken for the Trust. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to the Adviser. In addition, it is understood that the Adviser or any of its affiliates may give advice or take action with respect to the investments of the Trust that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Trust acknowledges that the Adviser, its affiliates and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Trust. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of the Adviser’s action or actions with respect to the Trust. The Adviser may aggregate the Trust’s orders with orders of its proprietary accounts and/or orders of other clients.

13.       Certain Definitions. The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC. The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Trust present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Trust are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Trust. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

14.       Miscellaneous.

(a)       If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)       This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

(c)       This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows]

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       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE SENIOR INCOME TRUST

By:
Deidre E. Walsh
Vice President and not individually

EATON VANCE MANAGEMENT

By:
Maureen A. Gemma
Vice President and not individually

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APPENDIX A

For the services, payments and facilities furnished by the Adviser under this Agreement, the Adviser is entitled to receive from the Trust compensation as set forth below:

A fee in an amount equal to 0.74% annually of average weekly gross assets of the Trust throughout each month, provided that such amount shall be reduced to the following amount as of the stated date: 5/1/2021: 0.73%, 5/1/2022: 0.72%, 5/1/2023: 0.71%, 5/1/2024: 0.70%, 5/1/2025: 0.69% and 5/1/2026: 0.55%. Gross assets shall be calculated by deducting accrued liabilities of the Trust except the principal amount of any indebtedness for money borrowed, including debt securities issued by the Trust. Accrued liabilities are expenses incurred in the normal course of operations.

In case of initiation or termination of the Agreement during any month with respect to the Trust, the fee for that month shall be reduced proportionately on the basis of the number of calendar days during which the Agreement is in effect.

Such compensation shall be paid monthly in arrears. The Adviser may, from time to time, waive all or a part of the above compensation.

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EXHIBIT B

FUND PRESS RELEASE

[Eaton Vance Logo]

Investor Contact: (800) 262-1122

FOR IMMEDIATE RELEASE

Eaton Vance Senior Income Trust Announces Conditional Tender Offers and Special Meeting of Shareholders

BOSTON, MA, [ ], 2021 — The Board of Eaton Vance Senior Income Trust (NYSE: EVF) (the “Fund”) has authorized a conditional cash tender offer for up to 60% of the Fund’s outstanding common shares at a price per share equal to 99% of the Fund’s net asset value per share (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the date the tender offer expires (the “Initial Tender Offer”). The Initial Tender Offer is conditioned on Fund shareholders’ approving the Fund’s new investment advisory agreement with Eaton Vance Management (“EVM”), the Fund’s investment adviser (the “New Agreement”). If the New Agreement is approved, the Fund would commence the Initial Tender Offer within 30 days following shareholder approval of the New Agreement, and the Fund would purchase common shares tendered and accepted in the Initial Tender Offer within 15 business days after the Initial Tender Offer expires. If the New Agreement is approved by shareholders, additional terms and conditions of the Initial Tender Offer would be set forth in the associated Fund offering materials and additional press releases, as applicable.

In addition to the Initial Tender Offer, the Fund is announcing today that it will conduct cash tender offers by the end of the fourth quarter of each of 2022, 2023 and 2024 (each, a “Conditional Tender Offer” and, collectively with the Initial Tender Offer, the “Tender Offers”) for up to 10% of the Fund’s then-outstanding common shares if, from January to August of the relevant year, the Fund’s shares trade at an average discount to NAV of more than 10% (based upon the Fund’s volume-weighted average market price and NAV on business days during the period). If triggered, common shares tendered and accepted in a Conditional Tender Offer would be repurchased at a price per share equal to 98% of the Fund’s NAV as of the close of regular trading on the NYSE on the date such Conditional Tender Offer expires. If a Conditional Tender Offer is triggered, the Fund will issue a press release providing notification and additional information about such Conditional Tender Offer.

The Fund also announced today that its Board has set a record date of May 14, 2021 (the “Record Date”) for determining those shareholders entitled to notice of, and the right to vote at, a special meeting of shareholders to be held on June 24, 2021 and any adjournment or postponement thereof (the “Special Meeting”). At the Special Meeting, shareholders will be asked to approve the New Agreement.

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Eaton Vance Corp. was acquired by Morgan Stanley on March 1, 2021. Its Eaton Vance Management, Parametric, Atlanta Capital and Calvert investment affiliates are now part of Morgan Stanley Investment Management, the asset management division of Morgan Stanley.

About the Fund

Except pursuant to a tender offer, common shares of the Fund are available for purchase or sale only through secondary market trading at their current market price. Shares of closed-end funds often trade at a discount from their NAV. The market price of Fund shares may vary from NAV based on factors affecting the supply and demand for shares, such as Fund distribution rates relative to similar investments, investors’ expectations for future distribution changes, the clarity of the Fund’s investment strategy and future return expectations, and investors’ confidence in the underlying markets in which the Fund invests. Fund shares are subject to investment risk, including possible loss of principal invested. Shares of the Fund are not FDIC-insured and are not deposits or other obligations of, or guaranteed by, any bank. The Fund is not a complete investment program and you may lose money investing therein. An investment in the Fund may not be appropriate for all investors. Before investing, prospective investors should consider carefully a Fund’s investment objective, strategies, risks, charges and expenses.

This announcement is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of the Fund. The Fund has not commenced the Tender Offers described in this release. Each Tender Offer will be made only if the condition described above is satisfied, and only by an offer to purchase, a related letter of transmittal and other documents filed with the SEC as exhibits to a tender offer statement on Schedule TO, with all such documents available on the SEC’s website at www.sec.gov. For each Tender Offer, the Fund will also make available to shareholders without charge the offer to purchase and the letter of transmittal.

Shareholders should read these documents carefully, as they would contain important information about the Tender Offer.

In connection with the Special Meeting, the Fund intends to file a definitive proxy statement with the SEC. Shareholders are advised to read the Fund’s Special Meeting proxy statement when it is available because it will contain important information. When filed with the SEC, the proxy statement and other documents filed by the Fund will be available free of charge on the SEC website, www.sec.gov. Copies of the Special Meeting proxy statement will also be mailed to each Fund shareholder of record as of the Record Date.

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This press release is for informational purposes only and is not intended to, and does not, constitute an offer to purchase or sell shares of the Fund. Additional information about the Fund, including performance and portfolio characteristic information, is available at eatonvance.com.

Statements in this press release that are not historical facts may be forward-looking statements, as defined by the U.S. securities laws. You should exercise caution in interpreting and relying on forward-looking statements because they are subject to uncertainties and other factors that may be beyond the Fund’s control and could cause actual results to differ materially from those set forth in the forward-looking statements.

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EXHIBIT C

Saba Press Release

SABA CAPITAL REACHES AGREEMENTS WITH THREE EATON VANCE CLOSED-END FUNDS

Eaton Vance Senior Income Trust, Eaton Vance Floating-Rate Income Trust, and Eaton Vance Senior Floating-Rate Trust to Commence Tender Offers

NEW YORK, April [XX], 2021 – Saba Capital Management, L.P. and certain associated parties (collectively “Saba”) today announced that it has reached agreement with Eaton Vance Management with respect to each of Eaton Vance Senior Income Trust (NYSE: EVF), Eaton Vance Floating-Rate Income Trust (NYSE: EFT), and Eaton Vance Senior Floating-Rate Trust (NYSE: EFR) (the “Funds”).

Under the terms of the agreements, Eaton Vance Senior Income Trust, Eaton Vance Floating-Rate Income Trust, and Eaton Vance Senior Floating-Rate Trust will commence cash tender offers for up to 60%, 50%, and 50%, respectively, of the Funds’ outstanding shares of common stock at a price per share equal to 99% of the Funds’ respective net asset values (“NAV”) per share. The Funds will repurchase shares tendered and accepted in the tender offers in exchange for cash.

The Funds also agreed to three conditional year-end tender offers for up to 10% of their then outstanding common shares, at 98% of NAV in the event the average discount to the respective Fund’s NAV from January 1 through August 31 of each of 2022, 2023 and 2024 exceeds 10% based on the respective fund’s volume-weighted average market price and NAV on the business days during such period.

In addition, Saba has agreed to certain standstill covenants.

“We are pleased to have reached these agreements that benefit all shareholders,” said Pierre Weinstein, Partner and Portfolio Manager of Saba. “By providing all shareholders of the Funds with the opportunity to tender their shares at a price near the Funds’ NAVs, tendering shareholders will receive immediate liquidity at an attractive price, and non-tendering shareholders will benefit from a narrowing in the Funds’ discounts to NAV as well as the accretive nature of the tender being conducted at 99% of NAV.”

About Saba Capital

Saba Capital Management, L.P. is a registered investment adviser founded in 2009. Saba is a spin-out of a proprietary investing group founded by Boaz Weinstein at Deutsche Bank in 1998. Saba manages $3.2 billion across four core strategies: Credit Relative Value, Tail Hedge, SPACs and Closed-End Funds. Saba’s investors are predominantly institutions and include public and corporate pension plans, endowments and foundations, family offices, banks and insurers, bank private wealth platforms, fund of funds and certain high net worth individuals.

Contacts

Investors Leah Jordan

Investor Relations Leah.Jordan@sabacapital.com

Media Gasthalter & Co.

Jonathan Gasthalter/Amanda Klein

212-257-4170

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